EXHIBIT 23a
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-46920 on Form S-8 of our report dated July 14, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards Board No. 123(R), Stock Based Payment, on May 1, 2006), relating to the financial statements and financial statement schedule of Servidyne, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Servidyne, Inc. and subsidiaries for the year ended April 30, 2008.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
July 30, 2008